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[Emulex Corporation’s public relations advisor, Sard Verbinnon & Co., LLC, contacted Bloomberg, the publisher of the article below, regarding quotations from Emulex Corporation’s management for use in the article.]
Emulex Won’t Negotiate Without Adequate Broadcom Bid, CEO Says
Bloomberg
By Ian King
June 15, 2009
June 15 (Bloomberg) — Emulex Corp.’s management won’t open negotiations with Broadcom Corp. until its larger rival improves a $9.25-a-share takeover offer, Emulex Chief Executive Officer James McCluney said.
Emulex is withholding information from Broadcom until that company raises its $764 million hostile bid to a level that’s ‘adequate,’ McCluney said today in an interview. Broadcom CEO Scott McGregor said last week he is frustrated by Emulex’s refusal to open talks, adding he won’t “wait forever.”
“What company in its right mind disgorges all its confidential information to a competitor with the only thing on the table being a grossly inadequate offer?” McCluney said. “We are hearing the shareholders loud and clear.”
Emulex, based in Costa Mesa, California, and Broadcom, in nearby Irvine, compete in the market for chips that help server and storage computers transfer data. Broadcom’s attempted takeover, made public in April, has been held up by lawsuits and accusations by the two companies’ executives.
Today, Emulex urged its investors to reject Broadcom’s attempt to call a special shareholder meeting to have its bid discussed and replace the board.
Broadcom is considering a response to McCluney’s comments, said Bob Marsocci, a spokesman for Broadcom.
Emulex investors are behind management in dismissing the $9.25-per share offer as too low, said McCluney, citing results of a recent roadshow during which he presented his expectations for the company’s growth.
In last week’s interview, McGregor said he’s willing to consider changing his bid if Emulex provides him with information that hasn’t already been disclosed publicly and warrants a revision.
Emulex dropped 38 cents to $10.92 at 2:55 p.m. in New York Stock Exchange composite trading. Broadcom fell 44 cents to $25.86 on the Nasdaq Stock Market.